Filed under Rule 433

File No. 333-131159

CIT Group Inc.

$500,000,000 5.85% Senior Notes due September 15, 2016

Final Term Sheet

Issuer:	CIT Group Inc.

Principal Amount:	$500,000,000

Type:	SEC Registered – Registration Statement No. 333-131159

Issue Price:	99.932%

Underwriters’ Commission:	0.450%

Proceeds to Issuer:	$497,410,000

Pricing Date:	September 7, 2006

Settlement Date:	September 14, 2006

Maturity Date:	September 15, 2016

Interest Rate:	5.85%

Spread to Treasury:	+107 basis points (1.07%)

Benchmark Treasury:	4.875% due August 15, 2016

Benchmark Yield:	4.789%

Specified Currency:	U.S. Dollars ($)

Interest Payment Dates:

Interest will be paid on the Maturity Date and semiannually on March 15 and September 15 of each year, provided that if any such day is not a Business Day, the payment will be made on the next Business Day as if it were made on the date this payment was due, and no additional interest will accrue as a result of this delayed payment.

First Payment Date:	March 15, 2007.

Accrual of Interest:

Interest payments will include the amount of interest accrued from and including the most recent Interest Payment Date to which interest has been paid (or from and including the Original Issue Date) to, but excluding, the applicable Interest Payment Date.

Minimum Denomination:	Minimum denominations of $2,000 and integral multiples of $1,000.

Exchange Listing:	None.

Other Provisions:

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation (including any executive order) to close in The City of New York.

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The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Banc of America Securities LLC, Deutsche Bank Securities Inc., or J.P. Morgan Securities Inc. will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322 or by e-mail at dg.prospectus_distribution@bofasecurities.com, Deutsche Bank Securities Inc. at 1-800-503-4611 or J.P. Morgan Securities Inc. collect at (212) 834-4533.